Exhibit 99.1

Sonder Holdings Inc. Announces Amendment to Financing Agreement and Provides Update on Portfolio Optimization Program

SAN FRANCISCO, June 11, 2024 – Sonder Holdings Inc. (NASDAQ: SOND) (“Sonder” or the “Company”), a leading next-generation hospitality company that is redefining the guest experience through technology and design, today announced that it has entered into an amendment to its existing note and warrant purchase agreement (the “Financing”) with a syndicate of investors, which provides for, among other things, additional commitments with an aggregate principal amount of $10 million, which will improve the Company’s unrestricted liquidity.

Update on Portfolio Optimization Program

As announced in November 2023, Sonder implemented a portfolio optimization program to mitigate losses related to select underperforming properties and assess the Company’s portfolio of rents relative to current operations and the existing market rents. As of June 10, 2024, the Company has signed agreements to exit or reduce rent for approximately 105 buildings (4,300 units), which is expected to lead to estimated annualized run-rate free cash flow improvements of over $40 million. The Company expects termination fees of less than $20 million associated with these agreements. Of the approximately 80 buildings (3,200 units) with finalized exit agreements, the Company has already exited approximately 60 buildings (2,300 units) and expects to exit the remaining buildings throughout the remainder of 2024.

Francis Davidson, Co-Founder and CEO of Sonder, said, “Sonder’s business has shown remarkable resilience and we continue to take decisive action to optimize our cost structure and deliver sustainable positive free cash flow as soon as possible. The confidence from our investors is a testament to the force of our global brand and the meaningful progress we have made to strengthen our financial foundation. With a stronger balance sheet and an optimized lease portfolio, we are on the right path to achieve our financial goals while delivering Sonder’s high-quality, design-forward guest experience in prime locations.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations or beliefs, as well as assumptions about future events. Forward-looking statements include all statements that are not historical facts and can generally be identified by terms such as “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” or “will” or similar expressions and the negatives of those terms. These statements include, but are not limited to, statements regarding improvements in liquidity; the anticipated outcomes of Sonder’s ongoing portfolio optimization program, including the timing, scope and impact of additional property exits, including related fees and charges, and expected rent reductions and other free cash flow improvements; statements about potential cost structure improvements and efforts toward achieving profitability and sustainable free cash flow; and other information concerning Sonder’s financial goals and estimated, possible or assumed future financial or operating results and measures, cash flow, or liquidity. These forward-looking statements are based on management’s current expectations, estimates, and beliefs, as well as a number of assumptions concerning future events. Actual results could differ materially from those expressed in or implied by the forward-looking statements due to a number of risks and uncertainties, including but not limited to: the risk that the Financing will not provide the anticipated benefits; risks and uncertainties associated with the Company’s portfolio optimization program, including uncertainties related to the timing and extent of property exits and of terminations or other changes to the Company’s leases, and the related fees, accounting charges and other costs; uncertainties concerning the Company’s previously announced financial restatement process, including the possibility that additional accounting errors or corrections will be identified and the possibility of additional delays in the Company’s SEC filings; uncertainties associated with the Company’s liquidity, debt, and capital resources, including the risk that the Company’s efforts to conserve cash will be unsuccessful and that additional funding or other sources of liquidity will not be available on acceptable terms or at all; the risk that the Company will be unsuccessful in achieving positive Free Cash Flow; and the other risks and uncertainties described in the Company’s SEC reports, including its Current Report on Form 8-K dated as of the date hereof, and under the heading “Risk Factors” in its most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The forward-looking statements contained herein speak only as of the date of this press release. Except as required by law, the Company does not undertake any obligation to update or revise its forward-looking statements to reflect events or circumstances after the date of this press release.

About Sonder

Sonder (NASDAQ: SOND) is revolutionizing hospitality through innovative, tech-enabled service and inspiring, thoughtfully designed accommodations combined into one seamless experience. Launched in 2014, Sonder provides a variety of accommodation options — from spacious rooms to fully-equipped suites and apartments — found in over 40 markets spanning ten countries and three continents. The Sonder app gives guests full control over their stay. Complete with self-service features, simple check-in and 24/7 on-the-ground support, amenities and services at Sonder are just a tap away, making a world of better stays open to all.

To learn more, visit www.sonder.com or follow Sonder on Instagram, Linkedin or X.

Download the Sonder app on Apple or Google Play.

Investor Relations:

ir@sonder.com

Media:

press@sonder.com

Dan Moore / Tali Epstein
Collected Strategies
Sonder-CS@collectedstrategies.com